SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

June 30, 2004

THE FINOVA GROUP INC.

(Exact Name of Registrant Specified in Charter)

Delaware	1-11011	86-0695381
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 N. Scottsdale Road, Scottsdale Arizona	85251-7623
(Address of Principal Executive Offices)	(Zip Code)

(480) 636-4800

(Registrant’s telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

The FINOVA Group Inc. (“FINOVA”) is filing this report to announce the sale and prepayment of virtually all of its resort portfolio, as well as a partial voluntary principal prepayment to be made on August 16, 2004 on its 7.5% Senior Secured Notes Due 2009 with Contingent Interest Due 2016 (the “Notes”). The partial principal prepayment is $326,410,310, together with accrued interest up to but excluding that date.

Sale and Prepayment of Resort Portfolio

On June 30, 2004, FINOVA, through its principal operating subsidiary, FINOVA Capital Corporation, completed the sale of a portion of its timeshare resort portfolio for $133.3 million of net cash proceeds. Net proceeds were approximately $22 million in excess of FINOVA’s carrying amount. The carrying amount had previously been reduced by various adjustments, the majority of which were due to the estimation of fair value in connection with FINOVA’s implementation of fresh-start reporting upon emergence from bankruptcy. Accounting rules did not permit subsequent adjustments for increases in estimated valuation until they were realized.

Additionally, during the second quarter of 2004, FINOVA collected in the ordinary course of business approximately $275 million of prepayments from the resort portfolio. The second quarter events virtually eliminate FINOVA’s resort portfolio, except for a few retained accounts and represent a substantial reduction in FINOVA’s financial assets.

These collections, coupled with the proceeds from the asset sale, will be used primarily to reduce FINOVA’s outstanding indebtedness, as well as to fund approximately $17 million into a segregated cash account for potential distributions to stockholders. Those distributions, however, are currently prohibited by the indenture governing the Notes.

Despite the favorable disposition of the resort portfolio, FINOVA still has a significant negative net worth. Based on the Company’s financial condition, it remains highly unlikely there will be funds available to fully repay the outstanding principal on the Notes, and as a result, there will not be a return to the Company’s stockholders. For these reasons, the Company believes that investing in FINOVA’s debt and equity securities involves a high level of risk to the investor.

Voluntary Partial Prepayment of Notes on August 16, 2004

On July 6, 2004, FINOVA advised The Bank of New York, the Trustee of the Notes that it would make a voluntary partial prepayment of principal on the Notes effective on August 16, 2004. The amount of principal to be paid on that date is $326,410,310. During 2004, FINOVA will have prepaid, including the August prepayment, 19.0% of the $2,967,949,000 principal amount outstanding as of December 31, 2003.

The Trustee has agreed to issue the following Notice of Partial Optional Prepayment to holders of Notes:

NOTICE OF PARTIAL OPTIONAL PREPAYMENT

The FINOVA Group Inc.

7.5% Senior Secured Notes Maturing 2009

With Contingent Interest Due 2016

CUSIP No. 317928AA7*

To: The Holders of the FINOVA Group Inc.’s 7.5% Senior Notes due (the Notes)

NOTICE IS HEREBY GIVEN, pursuant to Sections 3.03 and 3.07 of the Indenture dated as of August 22, 2001 (the “Indenture”) between The FINOVA Group Inc., as Issuer, and The Bank of New York, as Trustee, that $326,410,310 aggregate principal amount (the “Partial Prepayment”) of the Issuer’s 7.5% Senior Secured Notes Maturing 2009, with Contingent Interest Due 2016 (the “Notes”) will be prepaid August 16, 2004 (the “Prepayment Date”), together with accrued interest up to but excluding that date. Prepayments will be made pro-rata on the notes, except as the trustee shall allocate among the holders of the Notes due to fractional interests or otherwise in accordance with its standard practices.

Payment of the Partial Prepayment on the Notes will be payable without physical presentation and surrender of the Notes to the Trustee, as Paying Agent. The Trustee can be reached at the following address:

If by Mail:	If by Delivery:
The Bank of New York	The Bank of New York
P.O. Box 396	111 Sanders Creek Parkway
East Syracuse, New York 13057	East Syracuse, New York 13057
Attn: Corporate Trust Operations	Attn: Corporate Trust Operations

Provided that the Issuer makes the Partial Prepayment, the portion of the Notes prepaid will no longer be outstanding after the Prepayment Date other than the right of holders thereof to receive their pro rata share of the Partial Prepayment, and all rights with respect to the Notes to the extent of the Partial Prepayment will cease to accrue on the Prepayment Date. The record date for the Partial Prepayment is 5:00 p.m., New York City time, on the fifth Business Day immediately preceding the Prepayment Date. Accordingly, the record date will be at 5:00 p.m. on August 9, 2004. Interest on the Notes to the extent of the Partial Prepayment will cease to accrue on and after the Prepayment Date.

IMPORTANT NOTICE

Federal tax law requires that the Trustee withhold 30% of your payment unless (a) you qualify for an exemption or (b) you provide the Trustee with your Social Security Number of Federal Employer Identification Number and certain other required certifications. You may provide the required information and certifications by submitting a Form W-9, which may be obtained at a bank or other financial institution.

*	The Trustee is not responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness. The CUSIP number is included solely for convenience of the Holders.

By The Bank of New York

as Trustee

July     , 2004

Certain statements in this report are forward-looking, in that they do not discuss historical fact, but instead note future expectations. Forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Those factors include FINOVA’s ability to repay its outstanding indebtedness and/or generate returns for its stockholders.

FINOVA does not intend to update forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect those statements. FINOVA cannot predict the risk from reliance on forward-looking statements in light of the many factors that can affect their accuracy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FINOVA GROUP INC.

Date: July 8, 2004	By:	/s/ Richard Lieberman
Richard Lieberman
Senior Vice President General Counsel & Secretary